CINNAMON JANG WILLOUGHBY & COMPANY
Chartered Accountants
A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Flexible Solutions International, Inc. and its subsidiaries for the registration of 1,800,000 shares of its common stock and to the incorporation by reference therein of our report, dated February 11, 2005, with respect to the consolidated financial statements of Flexible Solutions International, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 24, 2005.

/S/ CINNAMON JANG WILLOUGHBY & COMPANY
Chartered Accountants

Burnaby, British Columbia
May 2, 2005